AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT

AMENDMENT, dated as of July 19, 2017 (the "Amendment"), between **GLOBAL X MANAGEMENT COMPANY LLC** ("GXMC") and **BROWN BROTHERS HARRIMAN & CO.** ("BBH" or the "Transfer Agent").

WHEREAS, pursuant to a Transfer Agency Services Agreement between GXMC and BBH, dated November 7, 2008, as amended (the "Agreement"), BBH has been appointed to provide transfer agency services in accordance with the terms and conditions set forth in the Agreement; and

WHEREAS, Global X Funds (the "Trust") is an open-end management investment company consisting of the series (each a "Fund" and collectively, the "Funds") set forth in Schedule A attached to the Agreement; and

WHEREAS, GXMC serves as investment advisor and administrator to the Trust, and in such capacity has been authorized to engage third parties to provide certain services to the Trust and the Funds; and

WHEREAS, GMXC and the BBH desire to amend the Agreement as hereinafter set forth;

ACCORDINGLY, in consideration of the mutual agreements herein contained, GMXC and BBH hereby agree as follows:

I. Amendments to the Agreement

A. Section 15.1 and Section 15.4 of the Agreement are hereby amended and restated as set forth below. Other sections of the Agreement remain unchanged:

"15.1 This Agreement will continue until August 31, 2021 unless terminated sooner in accordance with this Section 15.

15.4 Notwithstanding anything contained in this Agreement to the contrary, in the event of a merger, acquisition, change in control, re-structuring or re-organization involving a Fund or any affiliate (as defined in the 1940 Act) of a Fund that causes such Fund to cease to use BBH as a provider of the Services in favor of another service provider prior to the expiration of the then current term of this Agreement (a "Change of Control Event"), BBH shall use reasonable efforts to cooperate in connection with the deconversion of the Funds to such successor service provider; provided, however that BBH makes no guaranty that such deconversion shall happen as of any particular date. In connection with the foregoing and prior to the effective date of such Change of Control Event, GXMC shall (1) provide BBH at least one hundred eighty (180) days' written notice of the Change of Control Event (a "Change of Control Notice"); (2) pay all fees and other costs as set forth in the Global ETF Custody and Transfer Agency Fee Schedule dated July 2017 for a period equal to the lesser of: (i) the remainder of the then current term of the Agreement; (ii) or 18 months from the effective date of the Change of Control Event, in each case, calculated based upon the average monthly figures based on year-to-date invoiced amounts, applied to the termination period (either two years or then current term) as described below:

(a) Settled positions of the effected funds as of the last business day of such effected Funds prior to the Change of Control Notice date. Should the asset based fees generated by the aggregate of all funds not exceed the aggregate minimum amount, then a minimum charge of $5,000 per fund will be applied. (b) Transaction charges, authorized participant & ETF transfer agency charges, overdraft interest charges and subcustody charges.

This section 15.4 shall not apply to the termination of this Agreement with respect to a Fund as result of a change in ownership of a Fund or the merger reorganization of a Fund into, or the consolidation of a Fund with, another entity, or the sale of a Fund of all, or substantially all, of its assets to another entity, in each case where GXMC and BBH are retained to continue providing services with respect to such Fund (or its respective successor) on substantially the same terms, or to the liquidation or dissolution of a Fund and distribution of such Fund's assets.

For the avoidance of doubt, failure to provide the notice prescribed by this Section shall not relieve the effected Fund(s) of their obligation to pay the fees as described herein as if proper notice had been provided."

B. Pursuant to Section 4 of the Agreement, GXMC and the Custodian acknowledge and agree that the Global ETF Custody and Transfer Agency Fee Schedule dated July 2017 between the parties is in effect from and after the date of this Amendment and supersedes any previous fee schedule in connection with the Agreement.

II. Miscellaneous.

A. This Amendment may be executed and delivered in counterparts (through facsimile transmission or otherwise in writing), each such counterpart shall be deemed an original, and all such counterparts, together, shall constitute a single agreement.

B. This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto. Upon execution and delivery of this Amendment, the Agreement shall be modified and amended in accordance with the terms herein and shall continue in full force and effect.

C. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

D. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment. All capitalized terms used herein which are not defined herein shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: [signature]
Name: Christopher C. Renard
Title: Partner

GLOBAL X MANAGEMENT COMPANY LLC

By: [signature]
Name: LUIS BERRUGA
Title: COO